Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-64609, 333-94933, 333-94937, 333-42832, and 333-86818) of Meade Instruments Corp. of our report dated May 27, 2005, except for the restatement discussed in Note 3 (not presented herein) to the consolidated financial statements appearing under Item 15 of the Company’s 2006 Annual report on Form 10-K, as to which the date is November 27, 2006, relating to the financial statements and financial statement schedule, which appears in the Form 10-K filed on November 28, 2006.

PricewaterhouseCoopers LLP
Orange County, California
June 1, 2007